Exhibit 3.27

CERTIFICATE OF INCORPORATION

-OF-

PJH TECHNOLOGY SOLUTIONS, LTD.

FIRST: The name of the Corporation is PJH Technology Solutions, Ltd. (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at the address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, each having a par value of one penny ($.01).

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) No director shall be personally liable to the Corporation or its stockholder for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Subsection (4) to Article FIFTH shall apply to or have any effect on the liability or alleged liability of any director occurring prior to such amendment.

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(5) In addition to the powers and Authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: Meeting of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such a place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporator for purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this instrument on the 28th day of November, 1994 and does thereby acknowledge that it is his act and deed and that the facts stated therein are true.

PJH Technology Solutions, Ltd.

By:	/s/ Harvey A. Ashman
Harvey A. Ashman
Sole Incorporator

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CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

PJH TECHNOLOGY SOLUTIONS, LTD.

PJH Technology Solutions, Ltd. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That by written consent of the sole shareholder of the Corporation, the following resolution was duly adopted:

RESOLVED, that the Certificate of Incorporation, in accordance with the provisions of Section 242 of the General Corporation of the State of Delaware, be amended by changing the name of the Corporation and the First Article thereof so that, as amended said Article shall be and read as follows:

“The name of the corporation is Cognizant Trading Corporation”

IN WITNESS WHEREOF, the Corporation, has caused this certificate to be signed by its President, Harvey A. Ashman, this 22nd day of April, 1997.

PJH Technology Solutions, Ltd.

/s/ Harvey A. Ashman
Harvey A. Ashman, President

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

COGNIZANT TRADING CORPORATION

* * * *

Cognizant Trading Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, Does Hereby Certify:

First: That the Board of Directors of said corporation, by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that Article 1 of the Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:

“1.	The name of the corporation is:

IMS Health Trading Corporation”

Second: That in Lieu of a meeting and vote of shareholders, the sole shareholder has given unanimous written consent to said amendment in accordance with the provisions of § 228 of the General Corporation Law of the State of Delaware.

Third: That the aforesaid amendment was duty adopted in accordance with the applicable provisions of § 228 and 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, said Cognizant Trading Corporation has caused this certificate to be signed by Robin Y. Nance, its Assistant Secretary, this 25th day of June, 1998.

Cognizant Trading Corporation

/s/ Robin Y. Nance
Robin Y. Nance
Assistant Secretary

IMS HEALTH TRADING CORPORATION

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

IMS Health Trading Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. That the Board of Directors of the Corporation, by the written consent of its members, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

Section 1 of the Certificate of Incorporation shall be deleted in its entirety and the following new Section 1 shall be inserted in lieu thereof:

“The name of the corporation is IQVIA Commercial Trading Corp.” (hereinafter referred to as the “Corporation”).

2. That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. This Certificate of Amendment to Certificate of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 6th day of November, 2017.

IMS Health Trading Corporation

By:	/s/ James H. Erlinger III
Name:	James H. Erlinger III
Title:	President